Exhibit 5.1

Lenz & Staehelin

Route de Chêne 30

CH-1211 Genève 6

Tél:     +41 58 450 70 00

Fax:     +41 58 450 70 01

Brandschenkestrasse 24

CH-8027 Zurich

Tél:     +41 58 450 80 00

Fax:     +41 58 450 80 01

Avenue du Tribunal-Fédéral 34

CH-1005 Lausanne

Tél:     +41 58 450 70 00

Fax:     +41 58 450 70 01

www.lenzstaehelin.com

ObsEva SA

Chemin des Aulx 12

1228 Plan-les-OuatesSwitzerland

Geneva, June 22, 2018

20156.010 / M1.6710180_4 / TRABF

ObsEva SA – Prospectus Supplement to Registration Statement on Form F-3

Ladies and Gentlemen,

We have acted as special Swiss counsel to ObsEva SA (the “Company”) in connection with the (i) filing of a registration statement on Form F-3, declared effective on March 2, 2018, including the prospectus dated February 1, 2018, as amended on February 23, 2018 and on March 1, 2018 (the “Registration Statement”) and (ii) the prospectus supplement dated June 19, 2018 (the “Prospectus Supplement”) of the Company filed with the U.S. Securities and Exchange Commission relating to the offer and sale of up to 5,462,500 common shares, with a par value of CHF 1/13 each, of the Company (each a “Common Share”), including Common Shares to be sold, if and to the extent such option is exercised, to the underwriters pursuant to the over-allotment option granted by the Company to such underwriters. As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

I.	Reviewed Documents

For the purpose of giving this opinion, we have only examined the following documents (the “Documents”):

Associés Genève: Shelby R. du Pasquier · Guy Vermeil · Mark Barmes* · François Rayroux · Jean-Blaise Eckert · Daniel Tunik ·

Olivier Stahler · Andreas Rötheli · Xavier Favre-Bulle · Benoît Merkt · David Ledermann · Jacques Iffland · Daniel Schafer · Miguel Oural ·

Fedor Poskriakov · Frédéric Neukomm · Cécile Berger Meyer · Rayan Houdrouge · Floran Ponce

Zurich: Patrick Hünerwadel · Stefan Breitenstein · Matthias Oertle · Martin Burkhardt · Heini Rüdisühli · Marcel Meinhardt ·

Patrick Schleiffer · Thierry Calame · Beat Kühni · Lukas Morscher · Tanja Luginbühl · Prof. Jürg Simon · Matthias Wolf ·Hans-Jakob Diem ·

Prof. Pascal Hinny · Harold Frey · Marcel Tranchet · Tino Gaberthüel · Astrid Waser · Stephan Erni · Roland Fischer    Dominique Müller

Lausanne: Lucien Masmejan

(i)	a copy of the Registration Statement;

(ii)	a copy of the Prospectus Supplement;

(iii)	a copy of the executed decisions by way of written consent of the board of directors of the Company, dated June 19, 2018, resolving inter alia to increase the share capital of the Company by an amount of CHF 365,384 and 8/13 of CHF 1.00 through the issuance of 4,750,000 Common Shares (the “Offered Shares” and the “Circular Board Resolutions”);

(iv)	a copy of the notarized public deed of the minutes of the meeting of the board of directors of the Company, held on June 21, 2018, resolving inter alia that the Offered Shares have been validly subscribed and that the articles of association of the Company be amended accordingly (the “Minutes of the Board’s Meeting”);

(v)	a copy of the articles of association of the Company, as amended by the board of directors of the Company on June 21, 2018 (the “Articles of Association”) and deposited with the Commercial Register of the Canton of Geneva; and

(vi)	the original of a certified extract from the Commercial Register of the Canton of Geneva dated June 22, 2018, relating to the Company (the “Extract”).

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we have assumed:

a)	the genuineness of all signatures;

b)	the authenticity of all Documents submitted to us as originals;

c)	the completeness of and conformity to the originals of all Documents submitted to us as copies;

d)	that the Circular Board Resolutions and resolutions of the board of directors of the Company contained in the Minutes of the Board’s Meeting have been duly passed in the manner set forth herein and accurately reflect the resolutions and other matters stated therein, and have not been amended or rescinded and are in full force and effect;

e)	that the Articles of Association and the Extract are unchanged and correct as of the date hereof and no changes have been made which should have been or should be reflected in the Articles of Association or the Extract as of the date hereof;

f)	that the Registration Statement and the Prospectus Supplement will continue to be effective and the offering and sale of and payment for the Offered Shares will be in accordance with the limitations referred to in the Prospectus Supplement;

g)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate; and

h)	that there are no factual circumstances of which we are unaware and no provisions of the laws of any jurisdiction other than Switzerland that may affect the opinions expressed herein.

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that the Offered Shares are validly issued, fully paid-in and non-assessable.

IV.	Qualifications

The above opinion is subject to the following qualifications:

a)	Our opinion is limited to Swiss law as existing and interpreted on the date hereof. We have abstained from examining any issues of any other jurisdiction and therefore no opinion on matters other than Swiss law is to be inferred from our opinion.

b)	In this opinion, Swiss legal concepts are expressed in the English language and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

c)	This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

d)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement or Prospectus Supplement.

e)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters, including for what regards the decision of the board of directors of the Company to cancel pre-emptive rights of existing shareholders. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K filed on the date hereof and to the incorporation by reference of this Opinion in the Registration Statement, and to the references to us under the heading “Legal Matters” contained in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Lenz & Staehelin

/s/ Jacques Iffland

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